================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14A-101)

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  [ ]

Filed by a Party other than the Registrant  [X]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Definitive Proxy Statement                [ ] Confidential, for Use of the
[X] Definitive Additional Materials               Commission Only (as permitted)
[ ] Soliciting Material Pursuant to               by Rule 14a-6(e)(2)
    Rule 14a-11(c) or Rule 14a-12


                              QUALITY DINING, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                                    NBO, LLC
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

[X] No Fee Required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:
        Not applicable
        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies: Not applicable.
        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Not applicable.
        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:  Not applicable.
        ------------------------------------------------------------------------
    (5) Total Fee Paid:  Not applicable.
        ------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:  Not applicable.
        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:  Not applicable.
        ------------------------------------------------------------------------
    (3) Filing Party:  Not applicable.
        ------------------------------------------------------------------------
    (4) Date Filed:  Not applicable.
        ------------------------------------------------------------------------



#865784
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                                    NBO, LLC
                           25800 NORTHWESTERN HIGHWAY
                                    SUITE 750
                           SOUTHFIELD, MICHIGAN 48075

February 16, 2000



Dear Fellow Shareholder:

             WE RECENTLY SENT TO YOU OUR PROXY STATEMENT AND GOLD PROXY CARD. AS WE EXPLAINED IN OUR PROXY STATEMENT, WE BELIEVE THAT THE TIME HAS COME FOR A CHANGE. WE ARE PROPOSING TWO NOMINEES FOR DIRECTOR AT THE MARCH 7, 2000 ANNUAL SHAREHOLDERS' MEETING OF QUALITY DINING, INC. (THE "COMPANY") WITH A SIMPLE
PLATFORM: SELL THE COMPANY TO THE HIGHEST BIDDER. WE ARE ALSO SUBMITTING A SHAREHOLDER PROPOSAL RECOMMENDING THAT THE COMPANY REDEEM ITS "POISON PILL" SHAREHOLDER RIGHTS PLAN SO THAT YOU, THE SHAREHOLDERS, HAVE THE RIGHT TO ACCEPT OR REJECT ANY OFFER MADE DIRECTLY TO YOU, AND NOT HAVE THE COMPANY'S BOARD OF DIRECTORS MAKE THE DECISION FOR YOU. PLEASE READ OUR PROXY STATEMENT AND SIGN AND RETURN ONLY THE GOLD PROXY CARD IN OUR STAMPED REPLY ENVELOPE.

             YOU HAVE MOST LIKELY RECEIVED FROM QUALITY DINING ITS LETTER TO SHAREHOLDERS DATED FEBRUARY 4, 1999. WE THINK THAT THE LETTER IS A SELF-SERVING ATTEMPT TO CONVINCE YOU THAT THE COMPANY IS ON THE RIGHT TRACK AND EVEN CONTAINS THE BRAZEN CAPTION "THE BOARD'S STRATEGY IS WORKING." THIS WOULD BE LAUGHABLE IF NOT FOR THE FACT THAT WE TAKE OUR INVESTMENT IN THE COMPANY, AMOUNTING TO 9.6% OF THE OUTSTANDING SHARES, VERY SERIOUSLY. WE BELIEVE THAT YOU TAKE YOUR INVESTMENT SERIOUSLY, TOO. A $100.00 INVESTMENT MADE IN THE COMPANY ON OCTOBER 28, 1994, BY THE COMPANY'S OWN CALCULATION IN ITS PROXY STATEMENT, WOULD BE WORTH ONLY $20.00 BY OCTOBER 29, 1999, WHILE A $100.00 INVESTMENT IN THE NASDAQ MARKET INDEX AND IN AN INDEX OF "EATING AND DRINKING PLACES" CHOSEN BY THE COMPANY, WOULD HAVE GROWN TO $340.72 AND $190.25, RESPECTIVELY. IN OUR VIEW, FROM THE PERSPECTIVE OF A SHAREHOLDER, THE BOARD'S STRATEGY IS DEFINITIVELY NOT WORKING.

             MANAGEMENT, IN ITS FEBRUARY 4 LETTER, CITES A LIST OF "ACHIEVEMENTS." WE DISCUSS THESE ALLEGED "ACHIEVEMENTS" BELOW. HOWEVER, TO SUM IT UP, WE DO NOT BELIEVE THAT THE COMPANY HAS ANY PLAN THAT HAS CREATED, OR WILL CREATE ANY TIME IN THE NEAR FUTURE, ANY SUBSTANTIAL VALUE FOR SHAREHOLDERS. WE BELIEVE THAT THE BEST (AND PERHAPS ONLY) WAY FOR SHAREHOLDERS TO OBTAIN A SUBSTANTIAL PREMIUM FOR THEIR SHARES (WHICH CLOSED YESTERDAY AT $2-1/4) IS FOR THE COMPANY TO BE SOLD.

           When we first read management's letter we were surprised by its mischaracterization of itself, its track record, NBO and our positions and arguments. On reviewing their materials, we first noted management's baseless suggestion that NBO was hypocritical in its suggestion that that Quality Dining might be negatively affected by Fitzpatrick-dominated management and Board of Directors. Based on management's materials, one might quite reasonably ask: WHY DOES NBO SUGGEST THAT THE QUALITY DINING'S FAMILY-DOMINATED MANAGEMENT IS A LIABILITY, WHEN NBO IS, ITSELF PROPOSING THE ELECTION OF TWO BROTHERS AS DIRECTORS?

           In responding, we would like to clear up several misconceptions. The Company suggests that NBO "admits" that the family relationship between the NBO Nominees could create a conflict. This is simply untrue. We never wrote it. We never implied it. We disagree with it. We were very candid in our proxy materials and in this letter about the possibility of conflicts involving NBO and how we think they ought to be neutralized. But none of these potential conflicts arise from relationships among members of NBO or the NBO Nominees. Secondly, if management believes that such conflicts do exist, and asks you to grant a proxy - your vote - on that basis, they should explain why. Finally, NBO



NY2:\876065\05\$RZ505!.DOC\72816.0003
itself simply holds an investment in the Company's stock, as do you. This does not create a conflict.

           We do, however, believe that a very real conflict of interest exists in the case of the Fitzpatricks. Two brothers sit on a board of directors that oversees their own performance and determines their compensation and professional destiny as well as that of a third brother. This same Board is also charged with protecting interests of third parties - such as shareholders - that, at times can directly conflict with the interests of the "Brothers Fitzpatrick." We note that:

      o The Brothers Fitzpatrick's aggregate compensation (consisting of salary, bonus, stock awards and stock options - which are awarded largely on Dan Fitzpatrick's recommendation) exceeded $1,000,000 for 1999;

      o The Brothers Fitzpatrick's aggregate compensation, has risen in each year since 1996, while shareholder value has sharply decreased; and

      o The Company paid over $4 million during 1999 to various entities controlled or partly owned by Dan and James Fitzpatrick.

As a result, we deeply fear the effects of a conflict of interest and ask whether the history of this company would be the same if there were a greater diversity of names in senior management and the Board of Directors providing oversight.

           Rather than empower shareholders to check this power, however, the Board implemented a series of changes that remove power from the shareholders. Your Board:

      o implemented a "poison pill" plan without shareholder consent - one day after a shareholder's meeting;

      o amended your Company's by-laws to deny the shareholders their existing right to elect directors to empty Board seats;

      o implemented a series of new requirements for future shareholder nominations of directors - such as the nomination of the NBO Nominees; and

      o in order to prevent you from electing an additional NBO Nominee, shortly before the 2000 Annual Meeting, and despite its previous statement that it had no intent to do so, filled a vacant Board seat with its own nominee.

Management now asks that you sign their proxy card - what remains of your vote - to them. WE URGE YOU NOT TO SIGN ANY MANAGEMENT PROXY AND TO RETURN THE GOLD PROXY CARD ONLY.

           As management correctly pointed out, we are concerned that certain conflicts may have resulted from the Company's family-dominated management. We believe management's attempted extension of this logic, however, to NBO, is without basis.


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
             We also thought that you might have a few additional questions, as we did, when we first read management's long list of bullet points describing their "achievements."


WHAT KIND OF CHANGES DID MANAGEMENT "REENGINEER" IN THE COMPANY'S PAYROLL DURING FISCAL 1999?

As far as we can see . . . none. The Company's SEC filings indicate that the Company's payroll bloated by 600 people with a nominal reduction of 14 management, administrative and restaurant management positions! We are even more perplexed by these figures because during this same time, the Company shrunk by three restaurants.

WHAT ARE THE IMPROVEMENTS TO "CONSOLIDATED CASH FLOW MARGINS OF BURGER KING AND CHILI'S RESTAURANTS" THAT MANAGEMENT CITES AND ARE THEY A GOOD THING?

We reviewed the Company's financial statements and saw that cash flow from operations fell by over $1 million and that the Company's cash position dropped by over $2 million in fiscal 1999. But we didn't see anything specifically about "consolidated cash flow margins of Burger King and Chili's Restaurants." Were margins better here but worse with the Company's other restaurant concepts? Maybe management plans to explain this matter at the annual meeting.

HAS THE COMPANY REALLY "BOLSTERED THE DEVELOPMENT PIPELINE FOR FUTURE
EXPANSION"?

Management says they have. We do not know what they mean or how this would translate into better financial performance or a better stock price.

WON'T THE CHANGES THAT NBO SUGGESTS DISTURB MANAGEMENT'S "LONG-TERM" STRATEGY?

Management does discuss (twice) many objectives that it considers its "strategy." These objectives are nice, but they sound to us like the results of a successful strategy rather than a strategy itself. To date, we have seen no effect of this strategy on the Company's share price. If this is management's strategy, why was it not implemented earlier? If this has been ongoing, why has it not been successful and why does management expect it to succeed now? We think the Company's (and the shareholders') present situation calls for more dynamic, creative solutions.

WHAT DOES THE COMPANY MEAN WHEN THEY SAY THAT FIVE OUT OF SEVEN DIRECTORS ARE "INDEPENDENT OF MANAGEMENT?"

This does not mean that they have no business relationships with management or the Company. In fact, of seven directors, two are employed by the Company (Dan and James Fitzpatrick); one (Ezra Friedlander) has extensive business dealings with the Company, and in 1999 alone, shared with Dan and James Fitzpatrick over four million dollars in payments for providing goods to the Company; and Dan Fitzpatrick has served on the board of a company of which one director (Christopher Murphy) is CEO and of which another (Philip Faccenda) is a long-time director. As a result of this rather extensive network of personal and business relationships, we do not consider the Company to have five independent directors.

WHAT OTHER KEY INFORMATION DID THE COMPANY GIVE US IN ITS BULLET POINT LISTS?

We have read nothing suggesting the type of dramatic new direction that we believe the Company needs. Management talks about a stock buy-back program (that to date has not increased the market value of the Common Stock), installation of what appears to be computerized cash register systems (in our view, a rather basic facility for a company in the restaurant business), a financing strategy involving mortgaging the Company's real estate and the status of some litigation. We do not see in any of this the basis for a substantial improvement to the Company's share price.

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
        MANAGEMENT'S PERFORMANCE SPEAKS FOR ITSELF -- NBO HAS NEITHER THE
                  NEED NOR THE DESIRE TO MISCHARACTERIZE THEM.

           No discussion of the issues to be resolved at the upcoming annual meeting is complete without a review of management's long- and short-term performance. We have seen no measure of the Company's market performance, whether it be measured in weeks, months or years that ends in the present and places this Company in a positive light. The loss of wealth for investors in Quality Dining is staggering. An investment of a dollar in Quality Dining Common Stock on the day of the Company's IPO would be worth approximately 19 cents today. A shareholder unlucky enough to have invested that same dollar at the Company's peak in 1996 would now hold an investment worth only less than six cents. And the Company has the audacity to discuss management's "personal financial sacrifices".

           Notwithstanding management's careful language, millions of dollars have been directed to Dan Fitzpatrick or entities owned or controlled by him during the past year. Management, using very carefully drafted language, points out that CEO Dan Fitzpatrick "has not received a pay raise or bonus in the last three years." Management fails to mention other awards to management and arrangements with Mr. Fitzpatrick or businesses controlled or partly owned by him. In 1999 alone:

      o The Company repurchased, for more than $23,000, Dan Fitzpatrick's out-of-the-money options to buy Quality Dining stock;

      o Issued to senior management new options to purchase Quality Dining stock at the lower current market price (these options had a fair value in excess of $100,000);

      o Leased an airplane from a corporation owned by Dan Fitzpatrick, James Fitzpatrick and "independent" director Ezra Friedlander at a cost exceeding a quarter of a million dollars;

      o Leased office space from a partnership owned by Dan Fitzpatrick, James Fitzpatrick and Ezra Friedlander, then sublet the same property to a third party for nearly $24,000 less than the Company paid under its lease;

      o Leased Burger King restaurants from a series of entities owned by Dan Fitzpatrick, James Fitzpatrick and Ezra Friedlander at a cost of nearly $4 million; and

      o Awarded to Dan Fitzpatrick, and brothers James and Gerald Fitzpatrick, restricted stock worth more than $140,000.

           Management's claims of "a very difficult period for the restaurant industry" are overstated. The Company selected an index of "Eating and Drinking Places" appearing in its proxy statement that it believes to reflect businesses comparable to Quality Dining. Over the same period that an investment in Quality Dining declined by 80% of its value, the Eating and Drinking Places index increased to 190% of its value. Management may feel that the industry as a whole has underperformed, but there is clearly something else wrong at Quality Dining.

     MANAGEMENT'S PRESENTATION OF NBO AND ITS OBJECTIVES IS SIMPLY NOT TRUE.

           Management correctly recapitulated from our proxy materials that, in some respects, we do compete with Quality Dining and we do have an interest in acquiring the Company. We also previously indicated that, as a result, certain conflicts of interest could develop if the NBO Nominees were elected. Management, however, omitted an important concept that we also included in our disclosure. In the event of any conflict or potential conflict of interest we will support action by the Board to adopt procedures that boards of directors


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
routinely use in such situations to screen interested directors from information the disclosure of which would not be in the Company's interest and to assure that "interested" directors do not vote on transactions where voting would represent a conflict. Although management's letter to you seems to suggest otherwise, we are hopeful that management of a company that spends millions leasing aircraft and real estate from its directors is well-acquainted with such procedures.

           Management's letter suggests that we seek to acquire the Company for a song in an auction that does not attract competitive bids. Nothing could be farther from the truth. We have suggested this type of sale process specifically because we believe that it will produce the most competitive bidding. The market will be the final arbiter of a fair price if the Company is sold through a full and fair auction.

       MANAGEMENT'S SCARE TACTICS ARE NOT ONLY INCONSISTENT WITH REALITY,
               THESE ARGUMENTS ARE INCONSISTENT WITH THEMSELVES.

           Management takes issue with the fact that NBO has not made a definitive offer for the Company and faults us for seeking "diligence." It is commonplace to undertake a "diligence investigation" prior to making a definitive offer for a company. The Company goes to great lengths to disparage NBO for not having made an acquisition offer at a specific price with financing disclosure, yet attempts to impugn NBO's efforts to conduct just such a diligence investigation.

           If management has a basis for believing its suggestion that an auction could fail to produce a significant return, they have not provided those reasons to the public. Management presents no evidence suggesting that there is a "slim possibility" of a "modest return" in an auction or that it would result in a "mediocre" cash payment. We find these suggestions particularly hypocritical when made by a management team that has produced staggering losses for its shareholders. Management is correct in suggesting that an auction with no response would be problematic. However, as we have indicated in our proxy statement, our research has disclosed 16 acquisitions of restaurant companies in the three years ending in 1999. We have no reason to believe that an auction of the Company would not yield similar results. In fact, management doesn't even claim that they believe that an auction would be unsuccessful. Unless and until an auction is conducted, no one can know the results. We, however, believe that the status quo is unacceptable and that an auction of the Company is the most likely means by which shareholders would receive a significant premium over the current trading price for the Company's shares.

             PLEASE DO NOT RETURN ANY MANAGEMENT PROXY CARD UNDER ANY CIRCUMSTANCES, EVEN TO VOTE "AGAINST." IF YOU RETURN BOTH PROXY CARDS THERE IS A DANGER THAT YOUR SHARES WILL NOT BE VOTED AS YOU DESIRE, BECAUSE ONLY THE LATEST DATED PROXY CARD YOU SUBMIT COUNTS. PLEASE RETURN ONLY NBO'S GOLD PROXY CARD.

             IF YOUR SHARES ARE HELD BY A BROKER, BANK OR ANOTHER NOMINEE, ONLY THAT NOMINEE CAN VOTE YOUR SHARES. PLEASE CONTACT YOUR BROKER OR NOMINEE AND INSTRUCT IT TO RETURN ONLY NBO'S GOLD PROXY CARD. If you have questions or comments, please contact MacKenzie Partners, Inc. at (212) 929-5500 (call collect) or CALL TOLL-FREE: (800) 322-2885.


                                             ON BEHALF OF NBO, LLC

                                             Sincerely,

                                             David W. Schostak
                                             Mark S. Schostak
                                             Jerome L. Schostak
                                             Robert I. Schostak

                         Certain Additional Information

             The participants in the proposed solicitation of proxies are NBO, David Schostak, Mark S. Schostak, Jerome L. Schostak and Robert I. Schostak. In the aggregate, these participants beneficially own 1,200,000 shares of common stock, or 9.6% of such shares outstanding (based on Quality Dining, Inc.'s Annual Report on Form 10-K for the fiscal year ended October 31, 1999). NBO has filed its proxy statement with the Securities and Exchange Commission related to a proposed solicitation of shareholder proxies for the 2000 Annual Meeting of Shareholders of the Company. The proxy statement contains important information, including additional information about the views and members of NBO as well as the individuals that NBO intends to nominate for election to the Company's Board of Directors. You should read the proxy statement in its entirety. It can be obtained free of charge at the Securities and Exchange Commission's web site (www.sec.gov) or by requesting a copy from MacKenzie Partners, Inc. at (212) 929-5500 (call collect) or (800) 322-2885 (toll-free).


















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